Exhibit 99.1

METHODE ELECTRONICS, INC. REPORTS

FISCAL 2010 FIRST-QUARTER RESULTS

Gross Margins Maintained Despite a Reduction in Sales

Chicago, IL – September 3, 2009 – Methode Electronics, Inc. (NYSE: MEI), a global designer and manufacturer of electro-mechanical devices, today announced operating results for the fiscal 2010 first quarter ended August 1, 2009.

First-Quarter Fiscal 2010

Methode’s first-quarter fiscal 2010 net sales decreased $44.7 million, or 33.2 percent, to $89.8 million from $134.5 million in the first quarter of fiscal 2009. Net income decreased $6.8 million to breakeven, or $0.00 per share, in the first quarter of fiscal 2010 compared to income of $6.8 million, or $0.18 per share, in the same period of fiscal 2009.

In January 2008, Methode announced a restructuring of its U.S.-based automotive operations and the decision to discontinue producing certain legacy products in the Interconnect segment. In March 2009, Methode announced several additional restructuring actions to further reduce its exposure to the North American automotive industry, and to reduce costs by consolidating facilities and migrating manufacturing to lower cost regions. Methode recorded restructuring charges during the fiscal 2010 first quarter of $3.6 million, before and after-tax, or $0.10 per share, and during the fiscal 2009 first quarter of $4.9 million ($3.3 million after-tax), or $0.09 per share.  The Company expects to complete these restructuring activities during the second half of fiscal 2010 and estimates that it will record additional pre-tax charges in fiscal 2010 of between $2.8 million and $4.9 million.

The decrease in net income in the fiscal 2010 first quarter is due to lower sales attributable to the continuing softness of the global economic environment, especially the effect on the North American automotive market, as well as the planned exit of Chrysler and Ford North American business, partially offset by lower cost of products sold, restructuring charges, and selling and administrative expenses. Excluding restructuring charges, Methode’s net income was $3.5 million, or $0.10 per share, in the first quarter of fiscal 2010 compared to net income of $10.1 million, or $0.27 per share, in the same period of fiscal 2009.

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Consolidated cost of products sold decreased $34.5 million, or 32.7 percent, to $70.9 million in the fiscal 2010 first quarter, compared to $105.4 million in the same period of fiscal 2009. The decrease is due to lower sales volumes and the benefit of the Company’s restructuring efforts to reduce costs. Cost of products sold as a percentage of sales was 79.0 percent and 78.4 percent in the first quarters of fiscal 2010 and 2009, respectively, as the result of lower sales volumes and segment sales mix in the first quarter of fiscal 2010 compared to the same quarter of fiscal 2009.

Consolidated gross margins as a percentage of sales increased to 22.6 percent in the fiscal 2010 first quarter from 22.2 percent in the comparable period of fiscal 2009 despite a 33.2 percent drop in sales, largely due to the restructuring actions previously taken to reduce the cost structure to an appropriate level as a result of the sustained change in the global economic environment.

In the Automotive segment, gross margins as a percentage of sales increased to 22.5 percent in the fiscal 2010 first quarter from 20.9 percent in the comparable period of fiscal 2009 despite a 39.6 percent drop in sales from period to period. Additionally, the Power Products segment gross margins improved to 21.0 percent in the first quarter of fiscal 2010 from 19.2 percent in the first quarter of fiscal 2009 notwithstanding a 6.7 percent decrease in sales. Gross margins as a percentage of sales in the Interconnect segment decreased to 25.1 percent from 25.6 percent in the first quarter of fiscal 2010 from the same period of fiscal 2009, as net sales fell 30.6 percent.

Selling and administrative expenses decreased $0.5 million, or 3.0 percent, to $15.9 million in the fiscal 2010 first quarter, as compared to $16.4 million in the prior-year period. The decrease relates to lower intangible asset amortization expense and lower stock award amortization expense during the first quarter of fiscal 2010, partially offset by selling and administrative expenses from Hetronic LLC, which was acquired in September 2008. Due to the significant drop in sales experienced during the quarter, selling and administrative expenses as a percentage of sales increased to 17.7 percent in the first quarter of fiscal 2010, compared to 12.2 percent in the same period of fiscal 2009.

The effective income tax rate was an expense of 109.6 percent in the first quarter of fiscal 2010 compared to 21.6 percent in the same period of fiscal 2009. The higher effective tax rate in the fiscal 2010 first quarter was due to the restructuring charges and the slowing of business, causing a loss before income tax for the Company’s U.S.-based businesses. Normally, a tax benefit is recorded relating to the net loss before income taxes, but due to the uncertainty of the future utilization of the tax benefit by the

Company’s U.S.-based businesses, a valuation allowance was recorded offsetting the tax benefit. Additionally, the tax rates for the first quarters of fiscal 2010 and fiscal 2009 reflect utilization of foreign investment tax credits and the effect of lower tax rates on income of the Company’s foreign earnings and a higher percentage of earnings at those foreign operations.

Delphi Litigation

Delphi Automotive Systems (“Delphi”) recently notified the Company that it is terminating its supply arrangement with the Company effective September 10, 2009.  The Company is contesting Delphi’s right to prematurely terminate this long-term supply arrangement, and the parties are engaged in litigation regarding this supply arrangement and the Company’s intellectual property.

Management Comments

President and Chief Executive Officer Donald W. Duda said, “Methode achieved improved results in the first quarter of fiscal 2010 compared to the third and fourth quarters of fiscal 2009. Although we experienced a decline in first-quarter sales of 33 percent, consolidated gross margins as a percentage of sales were consistent with the first quarter of fiscal 2009. Disciplined cost control through the restructuring programs announced in January 2008 and March 2009 combined with diversification in our sales mix drove break-even net income in spite of the sales decline.

“Prudent expense management and repositioning of our global cost structure has lowered our break-even point, and therefore, reduced the impact of sharply lower sales on our bottom-line, driving each of our primary segments to profitability in the first quarter of fiscal 2010. “

Mr. Duda continued, “Despite continued soft markets, which we foresee throughout Fiscal 2010, we are continuing our efforts to stimulate near-term sales and position Methode for improved profits through persistent research and development investment and leveraging of our core technologies.”

Mr. Duda concluded, “Our balance sheet remains strong, and we have excellent liquidity. We generated $7.7 million of operating cash flow during the quarter and ended the quarter with $57 million in cash, a $3 million increase since the end of fiscal 2009. This underscores our focus on effective working capital management and has allowed us to continue to strengthen our balance sheet and expand our financial flexibility for future growth initiatives.”

Conference Call

The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time today. To participate in the conference call, please dial (877) 407-8031 (domestic) or (201) 689-8031 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon. A replay of the conference call, as well as an MP3 download, will be available shortly after the call through September 10 by dialing (877) 660-6853 (domestic) or (201) 612-7415 and providing pass code 331560.  On the Internet, a replay will be available for seven days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a global designer and manufacturer of electro-mechanical devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, the United Kingdom, Germany, the Czech Republic, China, Singapore, the Philippines and India. We design, manufacture and market devices employing electrical, electronic, wireless, radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode’s Web site www.methode.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode’s expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode’s filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) seasonal and cyclical nature of some of our businesses;  (4) ability to protect our intellectual property; (5) customary risks related to conducting global operations; (6) ability to successfully benefit from acquisitions;  (7) ability to keep pace with rapid technological changes; (8) ability to avoid design or manufacturing defects; (9) dependence on the availability and price of raw materials; (10) oil prices could affect our automotive customers future results; (11) incurrence of additional restructuring charges, goodwill and other asset impairments.

For Methode Electronics Inc. - Investor Contacts:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

Methode Electronics, Inc.

Financial Highlights

(In thousands, except per share data, unaudited)

	Three Months Ended
	August 1,	August 2,
	2009	2008

Net sales	$89,776	$134,514
Other income	1,387	733
Cost of products sold	70,909	105,430
Restructuring	3,611	4,917
Selling and administrative expenses	15,874	16,398
Income from operations	769	8,502
Interest income/(expense), net	(102)	534
Other expense, net	(394)	(269)
Income before income taxes	273	8,767
Income tax expense	286	1,897
Net income/(loss)	(13)	6,870
Less: Net income attributable to non-controlling interest	(6)	(54)
Net income/(loss) attributable to Methode Electronics, Inc.	(19)	6,816

Basic earnings per common share	$—	$0.18
Diluted earnings per common share	$—	$0.18
Average Number of Common Shares Outstanding:
Basic	36,638	37,198
Diluted	36,638	37,644

Methode Electronics, Inc.

Summary Balance Sheet

(In thousands)

	August 1	May 2,
	2009	2009
	(unaudited)
Cash	$57,052	$54,030
Accounts receivable - net	54,840	60,406
Inventories	42,223	40,426
Other current assets	27,220	26,384
Total Current Assets	181,335	181,246

Property, plant and equipment – net	69,691	69,917
Goodwill	11,771	11,771
Intangible assets - net	20,024	20,501
Other assets	22,544	21,853
Total Assets	$305,365	$305,288

Accounts payable	$25,099	$24,495
Other current liabilities	26,054	29,023
Total Current Liabilities	51,153	53,518

Other liabilities	16,298	16,869
Total Methode Electronics, Inc. shareholders’ equity	234,450	231,776
Non-controlling interest	3,464	3,125
Total shareholders’ equity	237,914	234,901
Total Liabilities and Shareholders’ Equity	$305,365	$305,288

Methode Electronics, Inc.

Summary Statement of Cash Flow (Unaudited)

(In thousands)

	Three Months Ended
	August 1,	August 2,
	2009	2008
Operating Activities:
Net income/(loss)	$(13)	$6,870
Provision for depreciation	5,038	5,942
Impairment of tangible assets	710	—
Amortization of intangible assets	565	1,372
Amortization of stock awards and stock options	299	792
Changes in operating assets and liabilities	1,070	(3,722)
Other	19	88
Net Cash Provided by Operating Activities	7,688	11,342

Investing Activities:
Purchases of property, plant and equipment	(3,266)	(3,340)
Acquisitions of businesses and technology	(87)	(156)
Other	—	63
Net Cash Used in Investing Activities	(3,353)	(3,433)

Financing Activities:
Proceeds from exercise of stock options	—	103
Tax benefit from stock options and awards	—	46
Dividends	(2,616)	(1,895)
Net Cash Used in Financing Activities	(2,616)	(1,746)

Effect of foreign exchange rate changes on cash	1,303	609

Increase in Cash and Cash Equivalents	3,022	6,772

Cash and Cash Equivalents at Beginning of Period	54,030	104,716

Cash and Cash Equivalents at End of Period	$57,052	$111,488

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